UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 13, 2012
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA		94608
(Address of principal executive offices)		(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

____________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 13, 2012, Amyris Brasil Ltda. (“AB”), a Brazilian subsidiary of the registrant, Amyris, Inc. (the “Company”), entered into a Note of Bank Credit and a Fiduciary Conveyance of Movable Goods agreement with Nossa Caixa Desenvolvimento, the Sao Paulo State development bank (“Nossa Caixa”).  On July 16, 2012, AB entered into another Note of Bank Credit and into the Fiduciary Conveyance of Movable Goods agreement with Banco Pine S.A. (“Pine” and, together with Nossa Caixa Desenvolvimento, the “Lenders”).

Under such agreements and instruments, each dated as of July 13, 2012 (collectively, the “Loan Agreements”), AB may borrow an aggregate of R$52 million (approximately US$25.5 million based on the exchange rate as of July 16, 2012) as financing for capital expenditures relating to the Company’s manufacturing facility at Paraíso Bioenergia S.A. in Brazil (the “Loans”).  Under the Loan Agreements, Pine has agreed to lend R$22 million and Nossa Caixa has agreed to lend R$30 million.  The funds for the Loans are provided by Banco Nacional de Desenvolvimento Econômico e Social – BNDES, but are guaranteed by the Lenders.

The Loans have a final maturity date of July 15, 2022 and bear a fixed interest rate of 5.5% per year.  For the first two years that the Loans are outstanding, AB is required to pay interest only on a quarterly basis.  After August 15, 2014, AB is required to pay equal monthly installments of both principal and interest for the remainder of the term of the Loans.

The Loan Agreements include the following terms:

•	The Loans are secured by certain equipment and other tangible assets of AB at the Paraíso Bioenergia S.A. manufacturing facility.

•	The Company is required to provide corporate guarantees of AB’s obligations under the Loan Agreements to each of the Lenders before the Lenders will fund the Loans.

•
The Loan Agreements include customary events of default, including refusal to perform responsibilities under the Loan Agreements, failure to make payments when due, bankruptcy, liquidation or insolvency, and material judgments. If any event of default under the Loan Agreements occurs, the Lenders may declare all borrowings under the Loan Agreements immediately due.

As background, in June 2012, AB entered into a loan agreement with Pine under which Pine provided AB with a short term loan of R$52 million (the “Bridge Loan”).  The Bridge Loan was an advance on the current financing by the Lenders, and is due to be repaid on September 19, 2012, subject to extension by Pine. At the time of the Bridge Loan, the Company entered into a swap arrangement with Pine with respect to the repayment of R$22 million (initially with respect to the Bridge Loan and, upon funding of the Loans, with respect to the Pine portion of the Loans).  The swap arrangement exchanges the principal and interest payments described above with respect to the Loans for alternative principal and interest payments that are subject to adjustment based on fluctuations in the foreign exchange rate between the U.S. dollar and Brazilian real.  The swap has a fixed interest rate of 3.94%.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date:  July 19, 2012                                                                           By:  /s/ Gary Loeb
Gary Loeb
SVP and General Counsel